Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

PURSUANT TO THE

FALCON MINERALS CORPORATION

2018 LONG-TERM INCENTIVE PLAN

* * * * *

Participant: Daniel C. Herz

Grant Date: April 19, 2019

Number of Shares of Restricted Stock Granted: 133,333

* * * * *

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Falcon Minerals Corporation, a Delaware (the “Company”), and the Participant specified above, pursuant to the Falcon Minerals Corporation 2018 Long-Term Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, the Committee has determined in accordance with the Plan that it would be in the best interests of the Company to grant the shares of Restricted Stock provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan as of the date hereof. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control; provided, however, that any provisions with respect to treatment of the Restricted Stock upon the Participant’s Termination (as defined below) shall be as provided in this Agreement.

2. Grant of Restricted Stock Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of shares of Restricted Stock specified above. Except as otherwise provided by the Plan and this Agreement (including Section 5 hereof), the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement.

3. Vesting.

(a) Subject to the further provisions of this Section 3, the Restricted Stock subject to this grant shall become unrestricted and vested as follows, provided that the Participant has not incurred a Termination prior to each such vesting date:

Vesting Date	Number of Shares
August 23, 2019	33,333
August 23, 2020	33,333
August 23, 2021	66,667

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, except for acceleration as provided herein or in the Plan, subject to the Participant’s continued service with the Company or any of its Subsidiaries on each applicable vesting date.

(b) Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Restricted Stock at any time and for any reason.

(c) Change in Control. Upon the Participant’s Termination by the Company without Cause (as defined in that certain Employment Agreement, dated as of April 19, 2019, between the Company and the Participant (as amended, amended and restated, or supplemented from time to time, the “Employment Agreement”)) or by the Participant for Good Reason (as defined in the Employment Agreement), in each case, on the effective date of or during the twelve (12)-month period following a Change in Control (any such termination, a “Qualifying Termination”), any Restricted Stock that has not theretofore vested as of the date of such Qualifying Termination shall immediately vest.

(d) Forfeiture. Subject to the Committee’s discretion to accelerate vesting hereunder,

(i) Except in the event of a Qualifying Termination or as set forth in (ii) below, upon the Participant’s Termination for any reason before all of the Restricted Stock subject to this grant vests, any unvested Restricted Stock shall automatically terminate and shall be forfeited as of the date of the Participant’s Termination.

(ii) Upon the Participant’s Termination by reason of death or Disability, any unvested Restricted Stock shall immediately vest.

4. Period of Restriction; Delivery of Unrestricted Shares. Until the Restricted Stock vests in accordance with Section 3, the Restricted Stock shall bear a legend as described in Section 8.2(c) of the Plan. When shares of Restricted Stock awarded by this Agreement become vested, the Participant shall be entitled to receive unrestricted shares and if the Participant’s stock certificates contain legends restricting the transfer of such shares, the Participant shall be entitled to receive new stock certificates free of such legends (except any legends requiring compliance with securities laws).

5. Dividends and Other Distributions; Voting. The Participant shall be entitled to receive all dividends and other distributions paid with respect to such shares, provided that any such dividends or other distributions will be subject to the same vesting requirements as the underlying Restricted Stock and shall be paid at the time the Restricted Stock becomes vested pursuant to Section 3 hereof. If any dividends or distributions are paid in shares, the shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. The Participant may exercise full voting rights with respect to the Restricted Stock granted hereunder.

6. Non-Transferability. The shares of Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

7. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

8. Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Restricted Stock and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. In the discretion of the Participant, any such withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder.

9. Section 83(b). If the Participant properly elects (as required by Section 83(b) of the Code) within 30 days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of such shares of Restricted Stock, the Participant shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Stock. If the Participant shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock, as well as the rights set forth in Section 8 hereof. The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Participant elects to make such election, and the Participant agrees to timely provide the Company with a copy of any such election.

10. Legend. All certificates, if any, representing the Restricted Stock shall have endorsed thereon the legend set forth in Section 8.2(c) of the Plan. Notwithstanding the foregoing, in no event shall the Company be obligated to deliver to the Participant a certificate representing the Restricted Stock prior to the vesting dates set forth above.

11. Securities Representations. The shares of Restricted Stock are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

(a) The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 11.

(b) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Restricted Stock must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the shares of Restricted Stock and the Company is under no obligation to register the shares of Restricted Stock (or to file a “re-offer prospectus”).

(c) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of vested Restricted Stock hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

12. Restrictive Covenants.

(a) Confidentiality. During the course of the Participant’s employment with the Company, the Participant will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Participant agrees that the Participant shall not, directly or indirectly, other than in the good faith performance of his duties hereunder, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Participant’s assigned duties and for the benefit of the Company, either during the period of the Participant’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Participant during the Participant’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Participant; (ii) becomes generally known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant; (iii) is independently developed by Participant, or comes into possession of the Participant, other than in connection with his employment by the Company; or (iv) the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) Noncompetition. The Participant acknowledges that (i) the Participant performs services of a unique nature for the Company that are irreplaceable, and that the Participant’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Participant has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Participant’s employment by a competitor, the Participant would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Participant has had and will continue to have access to these customers, (v) the Participant has received and will receive specialized training from the Company and its affiliates, and (vi) the Participant has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Participant’s employment. Accordingly, during the Participant’s employment hereunder and the Restricted Period (as defined below), the Participant agrees that the Participant will not engage in any Competitive Activities (as defined below) in any basin or location in which the Company or any of its subsidiaries owns any Hydrocarbon Interests (as defined below) (or otherwise makes any direct or indirect investment in any Hydrocarbon Interests or has demonstrable plans to commence any activities or direct or indirect investment in Hydrocarbon Interests or any Competitive Activities in any other basin or location in North America. Notwithstanding the foregoing, nothing herein shall prohibit the Participant from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Participant has no active participation in the business of such corporation, or owning a passive investment in any mutual, private equity or hedge fund or similar pooled investment vehicle. For the purposes of this Agreement, (A) “Competitive Activities” shall mean owning any interest in, participating in (whether as a director, officer, employee, member, or partner), consulting with, rendering services for (including as an employee), or in any manner engaging in any business or enterprise involving or related to (I) the acquisition, ownership, operation, finance, maintenance, exploration, production and development of Hydrocarbon Interests, (II) the production and sale of oil, gas and other hydrocarbons produced from such Hydrocarbon Interests, (III) the sale or other disposition of such Hydrocarbon Interests or (IV) any upstream business or activities or oil or gas marketing activities or other energy-related activities; (B) “Hydrocarbon Interests” shall mean (I) all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including fee mineral interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), including any rights to acquire any of the foregoing and (II) all oil and gas gathering, treating, compression, storage, processing and handling assets of any kind, including all rigs, platforms, pipelines, wells, wellhead equipment, pumping units, flowlines, tanks, injection facilities, compression facilities, gathering systems, processing facilities and other related equipment or materials of any kind; and (C) “Restricted Period” means the period beginning on the Participant’s last day of employment with the Company and ending (I) on the second anniversary thereof, if such termination of employment occurs prior to the expiration of the Initial Term and (II) on the first anniversary thereof, if such termination occurs upon or after the expiration of the Initial Term.

(c) Nonsolicitation; Noninterference.

(i) During the Participant’s employment with the Company and the Restricted Period, the Participant agrees that the Participant shall not, except in the furtherance of the Participant’s duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii) During the Participant’s employment with the Company and the Restricted Period, the Participant agrees that the Participant shall not, except in the furtherance of the Participant’s duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 12(c)(ii) while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, a general solicitation that is not targeted at employees, representatives, or agents of the Company shall not constitute a breach of this Section 12(c)(ii).

(d) Nondisparagement. The Participant agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Participant’s duties to the Company while the Participant is employed by the Company. The Company agrees to instruct its officers and directors at the time of the Participant’s termination and, to the extent the Participant is terminated in connection with a Change in Control, its officers and directors in the ninety (90)-day period following such Change in Control, not to make negative comments about or otherwise disparage the Participant other than in the good faith performance of duties to the Company. This Section 12(d) shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e) Inventions.

(i) The Participant acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Participant’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Participant, solely or jointly with others, during the Employment Term (as defined in the Employment Agreement), or (B) suggested by any work that the Participant performs in connection with the Company, either while performing the Participant’s duties with the Company or on the Participant’s own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Participant will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Participant will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Participant irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Participant’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Participant will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Participant from the Company but at the Company’s sole expense. The Participant will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Participant from the Company.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Participant agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Participant. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Participant hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Participant’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Participant hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Participant has any rights in the results and proceeds of the Participant’s service to the Company that cannot be assigned in the manner described herein, the Participant agrees to unconditionally waive the enforcement of such rights. The Participant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon including, without limitation, any rights that would otherwise accrue to the Participant’s benefit by virtue of the Participant being an employee of or other service provider to the Company.

(iii) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(g) Reasonableness of Covenants. In signing this Agreement, the Participant gives the Company assurance that the Participant has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 12 hereof. The Participant agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by the restraints. The Participant agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Participant is subject to the constraints in Section 12(a) hereof, the Participant will provide a copy of Section 12 of this Agreement to such entity. The Participant acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Participant has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Participant further covenants that the Participant will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 12, and that the Participant will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 12 if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if the Participant challenges the reasonableness or enforceability of any of the provisions of this Section 12. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Participant’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 12.

(h) Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 12 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i) Tolling. In the event of any violation of the provisions of this Section 12, the Participant acknowledges and agrees that the post-termination restrictions contained in this Section 12 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j) Survival of Provisions. The obligations contained in Sections 12 hereof shall survive the termination or expiration of the Employment Term and the Participant’s employment with the Company and shall be fully enforceable thereafter.

13. Entire Agreement; Amendment. This Agreement, the Employment Agreement and the Plan contain the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The rights of Participant under this Agreement may not be impaired or adversely affected in any manner by any amendment, suspension or termination of the Plan, except with the consent of the Participant. This Agreement shall only be modified or amended by a writing signed by both the Company and the Participant.

14. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

15. Acceptance. As required by Section 8.2 of the Plan, the Participant shall forfeit the Restricted Stock if the Participant does not execute this Agreement within a period of sixty (60) days from the date that the Participant receives this Agreement.

16. No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in accordance with the Employment Agreement or, in the absence of an employment or similar agreement, in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

17. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Restricted Stock awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

18. Compliance with Laws. The issuance of the Restricted Stock or unrestricted shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Restricted Stock or any of the shares pursuant to this Agreement if any such issuance would violate any such requirements.

19. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the shares of Restricted Stock are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

20. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company, which consent shall not be unreasonably withheld.

21. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

23. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

24. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

25. Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time, to the extent provided in Article XIII of the Plan; (b) the award of Restricted Stock made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Restricted Stock awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FALCON MINERALS CORPORATION

By:	/s/ Jonathan Z. Cohen
Name:	Jonathan Z. Cohen
Title:	Chairman of the Board

PARTICIPANT

By:	/s/ Daniel C. Herz
Name:	Daniel C. Herz

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